EXHIBIT 3.1

                    ARTICLES OF INCORPORATION




KNOW ALL MEN BY THESE PRESENTS:

     That the undersigned incorporator, being a natural person of the age of eighteen (18)years or more, and desiring to form a corporation under the laws of the State of Colorado, does hereby sign, verify and deliver in duplicate to the Secretary of State of the State of Colorado these ARTICLES OF
INCORPORATION.

                            ARTICLE I
                               NAME

     The name of the corporation shall be RSTS Corporation.

                            ARTICLE II
                       PERIOD OF DURATION

     This corporation shall exist perpetually unless dissolved according to law.

                           ARTICLE III
                             PURPOSE

     The purpose for which this corporation is organized is to transact any lawful business or businesses for which corporations may be incorporated pursuant to the Colorado Corporation Code, including, but not limited to, that business or businesses which shall be specified in writing by the board of directors.

                           ARTICLE IV
                             CAPITAL

     The aggregate number of shares which this corporation shall have the authority to issue is one hundred and ten million (110,000,000) shares, of which ten million (10,000,000) shares shall be preferred stock, each with $.01 par value per share, and one hundred million (100,000,000) shares shall be common stock, each with no par value per share. No share shall be issued until it has been fully paid for, and it shall thereafter be nonassessable.

     The shares of the Corporation may be issued for consideration as may be fixed from time to time by the Board of Directors of the Corporation, which consideration may consist of money or property (including shares or securities of any other corporation) or services already performed on behalf of the Corporation. The judgment of the Board of Directors as to the value of any property or services received shall, in the absence of fraud or bad faith, be conclusive upon all persons.

     The board of directors of this corporation shall have the authority to divide the preferred shares into series and, within the Limitations provided by Colorado Revised Statute Section 7-4-102, as amended, or as subsequently amended, to fix by resolution the voting powers, designation, preferences, and relative participation, optional or other special rights, and the qualifications, limitations or restrictions of the shares of any series so established.

     The Corporation shall have the right impose restrictions upon the transfer of all, or any part of, its shares and may become party to agreements entered into by any of its shareholders restricting transfer or encumbrance of any of its shares, or subjecting any of its shares to repurchase or resale obligations.

                            ARTICLE VI
                        PREEMPTIVE RIGHTS

     A shareholder of the Corporation shall not be entitled to a preemptive right to purchase, subscribe for, or otherwise acquire any unissued or treasury shares of common stock of the Corporation, or any options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury common stock shares, or any shares, bonds, notes, debentures, or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury common stock shares.

                            ARTICLE VI
                        CUMULATIVE VOTING

     The shareholders shall not be entitled to cumulative voting.

                           ARTICLE VII
                   SHARE TRANSFER RESTRICTIONS

     The corporation shall have the right to impose restrictions upon the transfer of any of its authorized shares or any interest therein as may be required by applicable federal, state or local statutes, or rules or regulations promulgated thereunder. The board of directors is hereby authorized on behalf of the corporation to exercise the corporation's right to so impose such restrictions.

                           ARTICLE VIII
                   REGISTERED OFFICE AND AGENT

     The initial registered office of the corporation shall be at 1433 Seventeenth Street, Suite 3O0, Denver, Colorado 80202, and the name of the initial registered agent at such address is Mark A. Smith. Either the registered office or the registered agent may be changed in the manner provided by law.

                           ARTICLE IX
                    INITIAL BOARD OF DIRECTORS

     The initial board of directors of the corporation shall consist of one
(1) director, and the names and address of the person who shall serve as director until the first annual meeting of shareholders or until his successors are elected and shall qualify is as follows:

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
               Name                     Address

          Mark. A. Smith           c/o 1433 Seventeenth Street
                                   Suite 300
                                   Denver, Colorado 80202

     The number of directors shall be fixed in accordance with the bylaws.
So long as the number of directors shall be less than three (3), no shares of this corporation may be issued and held of record by more shareholders than there are directors. Any shares issued in violation of this paragraph shall be null and void. This provision shall also constitute a restriction on the transfer of shares and a legend shall be conspicuously placed on each certificate respecting shares preventing transfer of the shares to more shareholders than there are directors.

                            ARTICLE X
                         INDEMNIFICATION

     (A) The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the corporation is or was serving at the request of the corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in connection with actions taken in his official capacity with the corporation in a manner he reasonably believed to be in the best interests of the corporation, that his conduct was at least opposed to the corporation's best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and, in connection with actions taken in his official capacity with the corporation, in a manner which he reasonably believed to be in the best interests of the corporation or in all other cases and, that his conduct was at least not opposed to the corporation's best interest with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

     (B) The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith, and in connection with actions taken in his official capacity with the corporation, in a manner he reasonably believed to be in the best interests of the corporation or in all other cases that his conduct was at least not opposed to the corporation's best interest but

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
subject to subparagraph D of this Article X, but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

     (C) To the extent that a person who was or is a director, officer, employee, fiduciary or agent of a corporation has been wholly successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in (A) or (B) of this Article X or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

     (D) Pursuant to 1973 Colorado Revised Statutes, 7-3-101(1)(u), as amended, directors of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director of the corporation except that this provision shall not eliminate or limit the liability of a director to the corporation or its shareholders for monetary damages for any reason of such director's duty of loyalty to the corporation or to its shareholders; for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; for any acts specified in 1973 Colorado Revised Statutes, Section 7-65-14; or any transaction from which the director derived an improper personal benefit.

     (E) Any indemnification under (A) or (B) of this Article X (unless ordered by a court) and as distinguished from (C) of this Article shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, fiduciary or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in (A) or (B) above. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, by a majority vote of a committee of the Board consisting of two or more directors, not parties to the proceeding, or, if such a quorum is not obtainable or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

     (F) Expenses (including attorney fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding as authorized in (C) and (D) of this Article X upon receipt of an undertaking by or on behalf of the director, officer, employee, fiduciary or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the corporation as authorized in this Article X.

     (G) The indemnification provided by this Article X shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, fiduciary or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

     (H) The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the corporation or who while a director, officer, employee, fiduciary, or agent of the corporation is or was serving at the request of the corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under provisions of this Article X.

     (I) Notwithstanding the foregoing, the corporation grants to its officers, directors, fiduciaries and agents each and every expansive indemnification right now or in the future created by case law or granted by statute in the State of Colorado.

                            ARTICLE XI
                RESTRICTIONS ON PURCHASE OF SHARES

     This corporation shall have the right to purchase, take, receive or otherwise acquire, hold, own, pledge, transfer or otherwise dispose of its own shares in accordance with Colorado Revised Statute Section 7-3-102, as amended, or any subsequent amendment thereto.

                           ARTICLE XII
                QUORUM AND ACTION OF SHAREHOLDERS

     Fifty percent (50%) of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders and the affirmative vote of fifty percent (50%) of the shares represented at the meeting are entitled to vote on the subject matter shall be the act of the shareholders.

                           ARTICLE XIII
                      DIVIDEND RESTRICTIONS

     This corporation may pay dividends in cash, property, or its own shares, except when the corporation is insolvent, and subject to the provisions of Colorado Revised Statutes Section 7-5-110, as amended, or any subsequent amendment thereto.

                           ARTICLE XIV
              TRANSACTIONS WITH INTERESTED DIRECTORS

     No contract or other transaction between the corporation and one (l) or more of its directors or officers or any other corporation, firm, association, or entity in which one (1) or more of its directors or officers are directors or officers or are financially interested shall be either void or voidable solely because of such relationship or interest, or solely because such directors or officers are present at the meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction, or solely because their votes are counted for such purpose if:

     (A) The fact of such relationship or interest is disclosed or known to the board of directors or committee which authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors;

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
     (B) The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote thereon and they authorize, approve, or ratify such contract or transaction by vote or written consent; or

     (C) The contract or transaction is fair and reasonable to the corporation.

     Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction.

                            ARTICLE XV
                      VOTING OF SHAREHOLDERS

     With respect to any action required by statute to be taken by shareholders of this corporation, a vote or concurrence of the holders of a majority of the outstanding shares of the shares entitled to vote thereon, or of any class or series, shall be required.

                           ARTICLE XVI
                  REGULATION OF INTERNAL AFFAIRS

     The internal affairs of the corporation shall be regulated as provided for in the bylaws. The initial bylaws shall be adopted by the Board of Directors. The power to alter, amend, or repeal the bylaws or to adopt new bylaws shall be vested in the Board of Directors. The bylaws may contain any provision for the regulation and management of the affairs of the corporation not inconsistent with the law or the Articles of Incorporation.

     The corporation shall be entitled to treat the record holder of any shares of the corporation as the owner thereof for all purposes, including all rights deriving from the shares. The corporation shall not be bound to recognize any equitable or other claim to or interest in the shares or rights deriving from the shares, on part of any other person, including but without limiting the generality hereof, a purchaser, assignee, or transferee of such shares or rights deriving from the shares, unless and until the purchaser, assignee, transferee, or other person becomes the record holder of the shares, whether or not the corporation shall have either actual or constructive notice of the interest. Until purchaser, assignee, or transferee of any of the shares of the corporation has become the record holder of the shares, he shall not be entitled to receive notice of meetings, examine lists of the shareholders, receive dividends or any other sums payable to the shareholders, or own, enjoy, and exercise any other property or rights deriving from the shares of the corporation.

                           ARTICLE XVII
                           INCORPORATOR

     The name and address of the incorporator is as follows:

     Mark A. Smith       1433 Seventeenth Street, Suite 300
                         Denver, Colorado  80202



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
     IN WITNESS WHEREOF, the above named incorporator signed these ARTICLES OF INCORPORATION on December 29, 1987.


                              /s/ Mark A. Smith
                              ----------------------------------------
                              Mark A. Smith, Incorporator

STATE OF COLORADO          )
                           ) ss.
CITY AND COUNTY OF DENVER  )

     I, the undersigned, a notary public, hereby certify that on December 29, 1987, the above named incorporator personally appeared before me and being by me first duly sworn declared that he is the person who signed the foregoing document as incorporator, and that the statements therein contained are true.

     WITNESS my hand and official seal.

                              /s/
                              ----------------------------------------
                              Notary Public

My Commission Expires:             Notary Public Address:
     01/21/91                      1433 17th Street
----------------------             Denver, CO  80202
                                   -----------------------------

                           STATEMENT OF DESIGNATION

                       AND DETERMINATION OF PREFERENCES

                                     OF

                            SERIES A CONVERTIBLE

                              PREFERRED STOCK

                                     OF

                              RSTS CORPORATION


TO THE SECRETARY OF STATE OF THE STATE OF COLORADO:

     Pursuant to the provisions of the Colorado Corporation Code, the undersigned Jere Northrop and Jon Northrop, President and Secretary, respectively, of RSTS Corporation (the "corporation"), a Colorado corporation, submit the following Statement of Designation and Determination of Preferences of Series A Convertible Preferred Stock.

     FIRST: The name of the corporation is RSTS Corporation, a Colorado corporation.

     SECOND: At a meeting of the board of directors of the corporation held on September 15, 1992 at which a quorum was duly present and acting throughout, the following resolution was unanimously adopted:

     WHEREAS the Articles of Incorporation of the corporation authorize a class of preferred shares of stock consisting of 10,000,000 shares having a par value of $.001 per share, issuable from time to time in one or more series: and

     WHEREAS the board of directors of the corporation is authorized, subject to limitations prescribed by law and by the provisions of Article IV of the corporation's Articles of Incorporation, to establish and fix the number of shares to be included in any series of preferred stock and the designation, rights, preferences and limitation of the shares to be included in any series of preferred stock and the designation, rights, preferences and limitations of the shares of such series: and

     WHEREAS it is the desire of this board of directors to issue, establish and fix a series of preferred stock and the designation, rights, preferences and limitations of the shares of such series.

     NOW THEREFORE BE IT RESOLVED that pursuant to Article FOURTH of the corporation's Articles of Incorporation there is hereby established a series of 50,000 shares of preferred stock of the corporation, to have the designation, rights, preferences and limitations set forth in such Article IV as modified in paragraphs (1)through (5)below:

     (1) Designation. The 50,000 shares of such series shall be designated "Series A Convertible Preferred Stock. Such series shall hereinafter be referred to as the "Series A Preferred Stock."

     (2) Conversion Rights. (a) For a period commencing Midnight, M.S.T., on a date of issuance, until the earlier of the date of the effectiveness of a registration statement (or similar document required by the applicable jurisdiction) related to the shares of Common Stock into which the Series A Preferred Stock is convertible or Midnight, M.S.T., two years after issuance, each of the shares of Series A Preferred Stock shall be convertible at any time and from time to time at the option of the respective holders thereof into fully paid and non-assessable shares of the corporation's common stock (the "Common Stock") upon the terms and conditions set forth in the following subparagraphs of this paragraph.

          (b) Each share of Series A Preferred Stock shall be convertible into 100 full shares of Common Stock (or into such greater or lesser number of such shares as may be determined pursuant to any adjustment required by the provisions of subparagraph (c) of this paragraph). The number of shares of Common Stock issuable at any time upon conversion of one share of Series A Preferred Stock is hereinafter referred to as the "Conversion Rate."

          (c)(i) In any of the following events, occurring hereafter, appropriate and equitable adjustment shall be made in the Conversion Rate, so as to maintain the proportionate interest of each holder of the Series A Preferred Stock: (A) any declaration of a dividend on the Common Stock, payable in Common Stock or securities convertible into Common Stock;(B) any decrease in the number of outstanding shares of the Common Stock by a combination, consolidation or reclassification of shares; (C) any increase in the number of outstanding shares of the Common Stock by a split-up or reclassification of shares; or (D) any distribution by the corporation to any of the holders of the Common Stock, qua shareholders, of any corporate property (excluding cash dividends payable out of funds legally available therefor).

             (ii) If there shall be effected any consolidation or merger of the corporation with another corporation (other than consolidation or merger in which the corporation is the continuing corporation)or the sale of all or substantially all of the corporation's assets to another corporation, then, as a condition of such consolidation, merger or sale, lawful and fair provision shall be made whereby the holder of any share or shares of Series A Preferred Stock shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified in this paragraph (2)and in lieu of the shares of Common Stock of the corporation immediately theretofore purchasable and receivable upon the conversion of such share or shares of Series A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock immediately theretofore purchasable and receivable upon such conversion had such consolidation, merger or sale not taken place; and in any such case appropriate provision shall be made with respect to the rights and interests of the holders of shares of Series A Preferred Stock to the end that the provisions hereof (including without limitation, provisions for adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as may be, in relation to any share of stock, securities or assets thereafter deliverable upon the conversion of such share or shares of Series A Preferred Stock. The corporation shall not effect any such consolidation, merger or sale unless prior to the consummation thereof the successor corporation (if other than the corporation) resulting from such consolidation or merger, or the corporation purchasing such assets, shall assume by written instrument executed and delivered to the corporation the obligation to deliver to the holders of shares of Series A Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be then entitled to purchase.

            (iii) No adjustment in the Conversion Rate shall be made if, at the same time as the corporation issues shares of Common Stock as a dividend which, as provided in (i) above, would otherwise call for an adjustment in the Conversion Rate, the corporation shall issue shares of Common Stock as a dividend or distribution on the outstanding shares of Series A Preferred Stock equal to the dividend or distribution of the shares of Common Stock into which the Series A Preferred Stock is then convertible.

             (iv) Except as otherwise specifically provided in (i) above, no adjustment in the Conversion Rate shall be made by reason of the issuance of shares of Common Stock or any security convertible into shares of Common stock in exchange for cash, property or services.

             (v) Notwithstanding any other provision of this subparagraph
(c) of paragraph (2), the corporation shall not be required, except as hereinafter provided, to make any adjustment of the Conversion Rate in any case in which the amount by which such Conversion Rate would be increased would be 1ess than five one-hundredths (5/100) of a share of Common Stock, but in such case any adjustment that would otherwise be required then to be made shall be carried forward and made at the time and together with any and all such adjustments so carried forward, shall amount to one (1) one-twentieth (l/20) of a share of Common Stock, in the event of any subdivision or combination of shares of common stock such amount of one-twentieth (1/20) (as theretofore decreased or increased) shall be proportionately decreased or increased.

             (vi) No fraction of a share of Common Stock shall be issued upon conversion, but in lieu thereof the corporation shall, notwithstanding any other provision of this paragraph (2), pay for such fraction an appropriate amount in cash.

            (vii) Whenever the Conversion Rate is adjusted, the corporation shall deliver prompt written notice to each holder of the Series A Preferred Stock, containing a statement signed by two officers of the corporation, stating the adjusted Conversion Rate and sufficient facts to show the reason for and the manner of computing the adjustments.

            (viii) Neither the purchase or other acquisition by the corporation of any shares of common Stock nor the sale or other disposition by the corporation of any shares of common Stock at any time theretofore purchased or otherwise acquired by it shall result in any adjustment of the Conversion Rate or be taken into account in computing any subsequent adjustment of the Conversion Rate.

     (d) Each share of Series A Preferred Stock shall be automatically converted into 100 shares of corporation's Common Stock upon the earlier of:

            (i) the effectiveness of a registration statement (or similar document as required by the applicable jurisdiction) related to the shares of Common Stock underlying the conversion right; or

           (ii) two years from the date of issuance.



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
     (e) The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common stock, for the purpose of effecting the conversion of shares of Series A Preferred Stock, the full number of whole shares of Common Stock then deliverable upon the conversion of all shares of Series A Preferred Stock at the time outstanding.

     (f) The Series A Preferred Stock shall be convertible at the office of any transfer agent therefore (or at such other place as may be designated by the corporation) upon surrender of the certificate or certificates therefore, duly endorsed for transfer. Such conversion shall be deemed to have been made as of the date of such surrender of certificates representing shares of Series A Preferred Stock for conversion and the person entitled to receive the Common Stock issuable on such conversion shall be treated for all purposes as having become the record holder of such Common Stock on such date. The corporation shall make no payment or adjustment on account of any dividends accrued on the shares of Series A Preferred Stock surrendered for conversion, except that all dividends accrued and unpaid on such shares up to the dividend payment date immediately preceding such surrender for conversion shall constitute a debt of the corporation payable without interest to the converting stockholder, and no dividend shall be declared or paid in respect to shares of Common Stock until such debt shall be fully paid or sufficient funds set apart for the payment thereof.

     (3) In the event of a liquidation or dissolution (or similar event) of the corporation prior to redemption of the Series A Preferred Stock, the Series A Preferred Stock shall be treated as if it has been converted to Common Stock for all purposes related to such liquidation, dissolution or similar event.

     (4) The Series A Preferred Stock shall have no other preferences over the Common Stock except those specifically set forth above.

     IN WITNESS WHEREOF the undersigned corporation has caused this Statement to be prepared, executed and verified by its duly authorized president and secretary.

     Dated: September 21, 1992.


                              RSTS Corporation


                              By: /s/ Jere Northrop
                                  ------------------------------
                                   President


                              By: /s/ Jon Northrop
                                  ------------------------------
                                   Secretary

State of New York         )
                          )
City and County of Erie   )

     I, Rosella T. DiGesare, a notary public, do hereby certify that on this 21st day of October, 1992, personally appeared before me, Jere Northrop, who, being by me first duly sworn, declared that he is President of RSTS Corporation, that he signed the foregoing documents as President of the corporation, and that the statements contained therein are true.

     In witness whereof I have hereunto set my hand and seal this 21st day of October, 1992.

My commission expires: November 10, 1992


                              /s/ Rosella T. DiGesare
                              -----------------------------------
                              Notary Public, State of New York
                              Qualified in Erie County


State of Colorado         )
                          )
City and County of Denver )

     I, Ellen Pydyszewski, a notary public, do hereby certify that on this 22nd day of October, 1992, personally appeared before me, Jon Northrop, who, being by me first duly sworn, declared that he is Secretary of RSTS Corporation, that he signed the foregoing documents as Secretary of the corporation, and that the statements contained therein are true.

     In witness whereof I have hereunto set my hand and seal this 22nd day of October, 1992.

My commission expires: 11-15-1993


                              /s/ Ellen Pydyszewski
                              -----------------------------------

                         ARTICLES OF AMENDMENT
                                  OF
                           RSTS CORPORATION

     The undersigned natural person of the age of eighteen years or more, acting as President of RSTS Corporation (the "Corporation") a corporation organized under the Colorado Corporation Code, files the following Articles of Amendment ("Articles")for such Corporation as a result of action taken at the annual shareholders meeting on August 30, 1993. These Articles were adopted in their entirety by vote of the shareholders on August 30, 1993. A total of 726,690 (72.7%) shares of common stock were present in person or by proxy out of 1,000,039 shares issued, outstanding and eligible to vote representing a quorum and 726,690 (72.7%) shares of the shares present were voted in favor of adoption of these Articles of Amendment and 0 shares were voted against adoption of these Articles of Amendment. The Articles of Amendment are as follows:

     Article I shall read as follows:

                               ARTICLE I

     The name of the Corporation shall be:

               Bion Environmental Technologies, Inc.



     IN WITNESS WHEREOF, the undersigned has set his hand and seal the 30th day of August, 1993.


By: /s/ Jon Northrop               By: /s/ Jere Northrop
------------------------------         --------------------------------
     Secretary                          President


STATE OF COLORADO        )
                         ) ss.
CITY & COUNTY OF DENVER  )


     I, a Notary Public, certify that Jon Northrop and Jere Northrop who are personally known to me to be the persons whose names are subscribed to the foregoing Articles of Amendment appeared before me this day in person and acknowledged that they signed, sealed and delivered the said instrument in writing as his true and voluntary act and deed for the uses and purposes therein set forth.

     Subscribed and sworn to by Jon Northrop and Jere Northrop before me this 30th day of August, 1993.

     WITNESS my hand and official seal.

     My commission expires: 5/18/97

                                   /s/ Sheryl K. Shelton
                                   ---------------------------------
                                   Notary Public
                                   Address:  9800 S. Rock Dove Lane
                                   Highlands Ranch, CO 80126

                         Mail to: Secretary of State      For office use only
                             Corporations Section
                          1560 Broadway, Suite 200
                              Denver, CO 80202
                               (303)894-2251
MUST BE TYPED                Fax (303)894-2242
FILING FEE: $25.00
MUST SUBMIT TWO COPIES

                           ARTICLES OF AMENDMENT
Please include a typed              TO THE
self-addressed envelope   ARTICLES OF INCORPORATION

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is Bion Environmental Technologies, Inc.

SECOND: The following amendment to the Articles of Incorporation was adopted on October 10, 1994, as prescribed by the Colorado Business Corporation Act, in the manner marked with an X below:

____ No shares have been issued or Directors Elected-Action by Incorporators


____ No Shares have been issued but Directors Elected-Action by Directors

 X Such amendment was adopted by the board of directors where shares have been issued.

____ Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

     In accordance with the provisions of ARTICLE IV regarding the capital stock of the Corporation, there is hereby established a series of 200,000 shares of preferred stock of the Corporation, such shares to have the designation, preferences, and relative, participating, optional or other special rights as more fully described in the copy of the Resolution establishing and designating the series and fixing and determining the relative rights and preferences thereof which is attached hereto and incorporated herein by reference.

THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows: Not applicable

If these amendments are to have a delayed effective date, please list that date: Not applicable
          (Not to exceed ninety (90)days from the date d filing)

                              BION ENVIRONMENTAL TECHNOLOGIES, INC.

                              By: /s/ M. Duane Stutzman
                                  ----------------------------------
                                   Its Chief Financial Officer
                                  ----------------------------------
                                             Title

                  STATEMENT OF DESIGNATION, PREFERENCES,
                 AND RELATIVE, PARTICIPATING, OPTIONAL OR
                       OTHER PREFERRED RIGHTS OF THE
                   SERIES B CONVERTIBLE PREFERRED STOCK
                                    OF
                  BION ENVIRONMENTAL TECHNOLOGIES, INC.
                 BY RESOLUTION OF THE BOARD OF DIRECTORS


     WHEREAS, the Articles of Incorporation of the Corporation authorize a class of preferred shares of stock consisting of 10,000,000 shares having a par value of $.00l per share, issuable from time to time in one or more series; and

     WHEREAS, the board of directors of the Corporation is authorized, subject to limitations prescribed by law and by the provisions of Article IV of the Corporation's Articles of Incorporation, to establish and fix the number of shares to be included in any series of preferred stock and the designation, rights, preferences and limitations of the shares to be included in any series of preferred stock and the designation, rights, preferences and limitations of the shares of such series; and

     WHEREAS, it is the desire of this board of directors to issue, establish and fix a series of preferred stock and the designation, rights, preferences and limitations of the shares of such series; now therefore be it

     RESOLVED, that pursuant to Article IV of the Corporation's Articles of Incorporation, there is hereby established a series of 200,000 shares of preferred stock of the Corporation, to have the designation, preferences and relative, participating, optional or other preferred rights set forth in such
Article IV as modified in paragraphs (a)through (g) below:

          (a) Designation. The 200,000 shares of such series shall be designated "Series B Convertible Preferred Stock." Such series shall hereinafter be referred to as the "Series B Convertible Preferred Stock."

          (b) Voting Rights.

                (1) Each shareholder of record of the Series B Convertible Preferred Stock will have one vote for each share of Common Stock, and a fractional vote for each corresponding fractional share of Common Stock, which would be issuable to such shareholder if he had converted his Series B Convertible Preferred Stock to Common Stock immediately prior to the record date for such vote. Except as otherwise expressly provided or required by law, the holders of Series B Convertible Preferred Stock and Common Stock will vote together and not as separate classes.

               (2) A majority of the shares of Common Stock entitled to vote (including all shares of Common Stock which would be issuable at that time upon conversion of the Series B Convertible Preferred Stock), represented in person or by proxy, will constitute a quorum at a meeting of shareholders. Except as otherwise provided by the Company's Articles of Incorporation or the Colorado Business Corporation Act, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter will be the act of the shareholders.

          (c) Dividends.

               (1) The holders of Series B Convertible Preferred Stock will be entitled to receive, upon conversion, redemption or liquidation as provided below, cumulative dividends at the per annum rate of $0.54 per share of Series B Convertible Preferred Stock held by them. These dividends will accrue on each share from the date of issue until paid in full.

               (2) When and as dividends are declared on the Common Stock, whether payable in cash, in property or in securities of the Company, the holders of Series B Convertible Preferred Stock will be entitled to share in such dividends pro rata based upon the number of shares of Common Stock which would be issuable to them if they had converted their Series B Convertible Preferred Stock immediately prior to the declaration of such dividends.

          (d) Redemption.

               (1) At any time on or after December 31, 1996, the holders of a majority of the Series B Convertible Preferred Stock may, subject to any restrictions which may be imposed by applicable law, require the Company to redeem all of the outstanding shares of Series B Convertible Preferred Stock by providing the Company with a minimum of 90 days prior written notice thereof. The effective date of such redemption will be deemed to be 90 days after the date of such notice, unless a later date is stated in the notice.

               (2) The redemption price for the Series B Convertible Preferred Stock will be the purchase price per share paid by the holders of the Series B Convertible Preferred Stock plus all accrued and unpaid dividends thereon, and is required to be paid in cash in two equal annual installments. The first cash installment of the redemption price is to be paid pro rata to all the holders of Series B Convertible Preferred Stock on the effective date of the redemption, and upon such payment one-half of all outstanding shares of Series B Convertible Preferred Stock held by such holders will automatically, and without further action, cancel. The second cash installment is to be paid pro rata to all the holders of Series B convertible Preferred Stock one year after the effective date of the redemption, and upon such payment all remaining shares of Series B Convertible Preferred Stock will then automatically, and without further action, cancel. If full payment of any installment of the redemption price is not made when due, then no shares of Series B Convertible Preferred Stock with respect to such installment will be cancelled, and dividends will continue to accrue thereon until such payment is made in full.

          (e) Liquidation.

               (1) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Series B Convertible Preferred Stock then outstanding will be entitled to be paid from the assets of the Company available for distribution to its shareholders an amount equal to the purchase price per share of the Series B Convertible Preferred Stock plus all accrued and unpaid dividends thereon before any payment will be permitted to be made to the holders of the Common Stock, other series of preferred stock or any

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
     other capital stock of the Company. If the assets of the Company distributable to the holders of the Series B Convertible Preferred Stock are insufficient for the payment to them of the full preferential amount described above, then such assets are to be distributed pro rata among the holders of the Series B Convertible Preferred Stock. The holders of the Common Stock, other series of preferred stock and any other capital stock of the Company, will be entitled, to the exclusion of the holders of the Series B Convertible Preferred Stock, to share in all remaining assets of the Company in accordance with their respective interests.

               (2) The merger or consolidation of the Company with or into another corporation or the sale of all or substantially all of the Company's assets will be deemed to be a liquidation of the Company for purposes of the liquidation preference discussed above, unless the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock determine otherwise and provide written notice of such determination to the Company.

               (3) In the event the Company proposes to take any action of the type described above, the Company would be required, within 10 days after the date the Board of Directors approves such action, or 20 days prior to any shareholders' meeting called to approve such action, whichever is earlier, provide the holders of the Series B Convertible Preferred Stock written notice of the proposed action. Such written notice is to describe the material terms and conditions of such proposed action, including a description of the stock, cash and/or property to be received by the holders of the Series B Convertible Preferred Stock upon consummation of the proposed action.

               (4) In the event the Company proposes to take any action of the type described above, which action will involve the distribution of assets other than cash, the Company will be required to promptly engage an independent competent appraiser, which appraiser is to be approved by the holders of a majority of the Series B Convertible Preferred Stock, to determine the value of the assets to be distributed to the holders of the Series B Convertible Preferred Stock. The Company will then, upon receipt of such appraiser's valuation, provide prompt written notice to each holder of the Series B Convertible Preferred Stock of the appraiser's valuation.

          (f) Conversion Rights.

               (1) The holders of a majority of the Series B Convertible Preferred Stock will have the option (the "Conversion Option") at any time after December 31, 1994 to convert all of the outstanding shares of Series B Convertible Preferred Stock into shares of Common Stock at the initial rate of one share of Common Stock for each share of Series B Convertible Preferred Stock, subject to adjustment from time to time as described below. The Conversion Option must be exercised in full by providing the Company with written notice signed by the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock stating the election of such holders to exercise the Conversion Option.

               (2) The written notice of exercise of the Conversion option is required to be delivered to the principal office of the Company. Conversion will be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date." As promptly as practical thereafter (but in no event later than fifteen days), the Company is required to issue and deliver to the holders of the Series B Convertible Preferred Stock, certificates for the number of shares of Common Stock to which such holders are entitled. Such holders will be deemed to have become shareholders of record with respect to the Common Stock on the Conversion Date. All outstanding shares of Series B Convertible Preferred Stock will then automatically, and without further action, cancel on the Conversion Date. The Company will not be permitted to close its books in any manner which would interfere with the timely conversion of the Series B Convertible Preferred Stock.

               (3) If at any time, or from time to time, after the issuance of the Series B Convertible Preferred Stock, the Company effects a subdivision of the outstanding Common Stock and does not effect a corresponding subdivision of the Series B Convertible Preferred Stock, or if the Company makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the number of shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock will be proportionately increased as of the time of such issuance or, in the event such a record date has been fixed, as of the close of business on such record date.

               (4) In the event the Company enters into a letter of intent with any investment banking firm for an underwritten public offering of the Company's Common Stock on a firm commitment basis to generate aggregate gross proceeds from such then proposed public offering of not less than $3,000,000, the Company may require the conversion of the Series B Convertible Preferred Stock at any time prior to such public offering. In addition, at any and all times from and after June 30, 1995, the Company will have the sole and exclusive right to require the conversion of all (but not less than all) of the Series B Convertible Preferred Stock. In either such event the Conversion Date will be thirty days after the Company provides all holders of Series B Convertible Preferred Stock with notice of its election to require such conversion, and the conversion rate will be as set forth above.

               (5) The Company is required at all times to reserve out of its treasury stock or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the Series B Convertible Preferred Stock, sufficient shares to provide for the conversion of all outstanding shares of Series B Convertible Preferred Stock.

               (6) All shares of Common Stock issued upon conversion of the Series B Convertible Preferred Stock will upon issuance by the Company be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof. Such shares will also be issued without charge to the holders thereof for any cost incurred by the Company in connection with the conversion and issuance of certificates for the Common Stock.

               (7) shares of Series B Convertible Preferred Stock which are converted into shares of Common Stock are not permitted to be reissued.

               (8) In the event of, and as a condition to, (i) any consolidation or merger of the Company, (ii) the conveyance of all or substantially all of the assets of the Company to another corporation,
     (iii) the issuance by reclassification of shares of Common Stock (including any such reclassification in connection with a consolidation or merger), or (iv) the distribution to all holders of Common Stock of evidences of indebtedness or assets (including any such distribution in connection with a consolidation or merger in which the Company is the surviving corporation), each share of Series B Convertible Preferred Stock will thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion of such Series B Convertible Preferred Stock would have been entitled upon such consolidation, merger, conveyance or reclassification; and, in any such case, appropriate adjustment will be made with respect to the rights and interests thereafter of the holders of the Series B Convertible Preferred Stock.

               (9) In the event the Company at any time subdivides or combines in a greater or lesser number of shares the outstanding shares of Common Stock, the number of shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock is to be proportionately increased in the case of subdivision or decreased in the case of a combination, effective in either case at the close of business on the date when such subdivision or combination becomes effective.

     (g) Restrictions and Limitations. So long as the Series B Convertible Preferred Stock remains outstanding, the Company is not permitted to, and is forbidden from permitting any of its subsidiaries to, without the vote or written consent by the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock:

               (1) Authorize or issue or obligate itself to issue any other equity security (including any security convertible into or exercisable for any equity security) which is senior to or on a parity with the Series B Convertible Preferred Stock as to dividend, redemption, voting rights, conversion rights and liquidation preferences;

               (2) Alter or change the rights, preferences or privileges of the Series B Convertible Preferred Stock, whether by amendment to its Articles of Incorporation or otherwise;

               (3) Effect any sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of the Company or any subsidiary of the Company other than in the ordinary course of business, or any consolidation or merger involving the Company or any subsidiary of the Company, or any reclassification or other change of any stock or any recapitalization of the Company;

               (4) Permit any subsidiary to issue or sell, or obligate itself to issue or sell, except to the Company or any wholly owned subsidiary of the Company, any stock of such subsidiary;

               (5) Decrease the number of directors constituting the Board of Directors of the Company;

               (6) Declare or pay any dividends or make any distributions, whether in cash, securities or property with respect to any securities of the Company, other than the Series B Convertible Preferred Stock;

               (7) Amend its Articles of Incorporation or Bylaws;

               (8) Make loans or advances to, guarantees for the benefit of, or investments in, any individual or entity (except for loans, advances and/or guarantees for customers made in the ordinary course of business), exceeding $100,000; or

               (9) Change in a material way the nature of the Company's business.








































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